EXHIBIT 10.4

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of February 15, 2023, by and among Starco Brands, Inc., a Nevada corporation (the “Company”), Ross Sklar (“Sklar”) and the stockholders of the Company listed on Schedule A hereto (together with any transferees who become parties hereto pursuant to Section 5 or Section 8.1 below, the “Stockholders” and each, a “Stockholder”).

RECITALS

WHEREAS, this Agreement is being entered into in connection with that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Starco Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Soylent Nutrition, Inc., a Delaware corporation (“Soylent”) and Hamilton Start, LLC, a Delaware limited liability company, in its capacity as the Stockholder Representative (the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into Soylent Nutrition, Inc., with Soylent Nutrition, Inc. surviving the merger (the “Merger”);

WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement;

WHEREAS, the Stockholders own or will own a number of shares of Class A Common Stock of the Company, par value $0.001 per share (the “Class A Common Stock”), in connection with the transactions contemplated by the Merger Agreement and the consummation of the Merger; and

WHEREAS, as a condition and inducement to the willingness of the Company and Merger Sub to enter into the Merger Agreement and consummate the Merger, the parties hereto are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Support Agreements; Binding Effect of Merger Agreement. Each Stockholder hereby agrees to be bound by and comply with Section 2.08 (Disagreement and Resolution), Section 6.05(g) (Pre-Closing Sales Tax), Article IX (Indemnification) and Article X (Miscellaneous) of the Merger Agreement (and any relevant defined terms contained in any such Sections) as if such Stockholder were an original signatory to the Merger Agreement with respect to such provisions.

2. Voting Agreement; Irrevocable Proxy.

2.1 Shares. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company issued or to be issued to the Stockholders in connection with the transactions contemplated by the Merger Agreement and the consummation of the Merger, including, without limitation, all shares of common stock and preferred stock of the Company, by whatever name called, now owned or subsequently acquired by a Stockholder pursuant to the terms of the Merger Agreement or through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise of such securities.

2.2 Voting. From the date hereof until the one year anniversary of the Closing, each Stockholder agrees to vote or consent, or cause all Shares owned by such Stockholder or over which such Stockholder has voting control, from time to time and at all times, to be voted or consent given in the same manner as Sklar votes or gives his consent with respect to his shares of capital stock of the Company, and which do not adversely affect the rights or obligations of such Stockholder in a manner different from the rights or obligations of the other holders of the Class A Common Stock of the Company in respect of such Class A Common Stock, with respect to any and all matters on which stockholders of the Company vote, consent or approve, including without limitation: acquisitions, dispositions, mergers, consolidations, financings, reorganizations, restructurings and the nomination and election of directors of the Company, so long as Sklar acts in good faith in a manner reasonably believed to be in the best interest of the Company with respect to such matters. In addition, each Stockholder agrees to appear or not appear at each meeting or otherwise cause all of such Stockholder’s Shares to be counted or not counted as present thereat for purposes of calculating a quorum and responding to any other request by the Company for written consent, if any, in the same manner as Sklar. Each Stockholder agrees to execute any written consents or other documents requested by Sklar which are required or appropriate to perform the obligations set forth in this Section 2.2. Notwithstanding anything in this Section 2.2 to the contrary, the voting or consent rights in favor of Sklar in this Section 2.2 may not be used to:

(a) require any Stockholder to be bound by any restrictive covenant in connection with a Proposed Sale (including, without limitation, any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Proposed Sale) or any release of claims other than a release in customary form of claims arising solely in such Stockholder’s capacity as a stockholder of the Company;

(b) except as set forth in the Merger Agreement, require such Stockholder and its Affiliates to amend, extend or terminate any contractual or other relationship with the Company or its Affiliates in connection with any such action, except that the Stockholder may be required to agree to terminate the investment-related documents between or among such Stockholder, the Company and/or other stockholders of the Company;

(c) upon the consummation of any Proposed Sale, if the net proceeds therefrom are distributed to the Company’s stockholders, require any Stockholder to receive a different amount of consideration per class of Share as is received by other holders in respect of their same class of Shares;

(d) waive, on behalf of any Stockholder, such Stockholder’s express rights under this Agreement, including the protective provisions set forth in Section 4 and preemptive rights set forth in Section 5;

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(e) vote the Shares to approve any transaction with his or the Company’s Affiliates, including with Sklar; provided, that this clause (e) shall not apply with respect to approval of an acquisition, disposition, merger, consolidation, financing, reorganization, or restructuring transaction with a non-Affiliate as a result of Sklar being party to a voting agreement, stockholders’ agreement or similar ancillary agreement in connection with such transaction; and

(f) Approve any amendment, revision or other change, or waiver to this Agreement, including, but not limited to, the termination of this Agreement..

For purposes of this Section 2.2, a “Proposed Sale” shall mean either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Amended and Restated Articles of Incorporation of the Company (as the same may be amended and/or restated from time to time).

2.3 Voting Provisions Regarding the Board.

(a) Stockholder Director. During the two (2) year period commencing on the date of this Agreement, each Stockholder and Sklar agree to vote, or cause to be voted, all equity in the Company owned by them, or over which such person has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board of Directors of the Company (the “Board”):

(i) one (1) member designated from time to time by the Stockholders holding a majority of the Shares then held by all Stockholders (the “Stockholder Director”), which individual shall initially be Demir Vangelov;

(ii) Sklar; and

(iii) such other persons as may be designated by Sklar from time to time.

(b) During the one (1) year period commencing on the date of this Agreement, any increase or decrease in the size of the Company’s Board (other than in connection with a merger, acquisition, financing, disposition, consolidation or restructuring with non-Affiliated Parties on arm’s-length basis) or any change to the number of votes entitled to be cast by any director or directors on any matter shall require the prior written consent of the Stockholder Director. Sklar (in his capacity as a shareholder of the Company and not as a director or officer) agrees to cast all votes represented by the equity in the Company owned by him, whether beneficially or of record, to elect the Stockholder Director and to maintain the rights of the Stockholder Director set forth in the immediately preceding sentence.

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(c) Failure to Designate the Stockholder Director.During the two (2) year period commencing on the date of this Agreement, in the absence of any designation from the Stockholders or groups with the right to designate the Stockholder Director as specified above, the director previously designated by them and then serving shall be reelected if still eligible and willing to serve unless such individual has been removed as provided herein, and Sklar and each of the Stockholders hereby agree not to vote for or nominate any other director to fill such vacant Board seat unless filled as provided above.

3. Proxy; Power of Attorney; Remedies.

3.1 Irrevocable Proxy and Power of Attorney. From the date hereof until the one year anniversary of the Closing, each Stockholder hereby irrevocably constitutes and appoints as the proxy of such Stockholder and hereby grants a power of attorney to Sklar (in his capacity as a shareholder of the Company and not as a director or officer), with full power of substitution, with respect to the matters set forth in Section 2.2, and hereby authorizes Sklar to represent and vote, and execute and deliver any written consent, on behalf of such Stockholder if and only if such Stockholder (i) fails to vote all of such Stockholder’s Shares in accordance with Section 1.2 by the date specified by Ross Sklar, (ii) fails to provide its written consent in accordance with Section 1.2 by the date specified by Ross Sklar, or (iii) attempts to vote (whether by proxy, in person or by written consent) any of such Stockholder’s Shares in a manner which is inconsistent with Section 1.2. Each of the proxy and power of attorney granted pursuant to this Section 3.1 is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by the Merger Agreement and the Registration Rights Agreement and, as such, each is coupled with an interest and shall be irrevocable until the one year anniversary of the Closing. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 2 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein. The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the bankruptcy, death, or incapacity of Stockholder.

3.2 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to seek (a) an injunction to prevent breaches of this Agreement, and (b) specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, in each case, without proof of actual damages or any requirement to post bond.

3.3 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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4. Company Covenants; Stockholders Protective Provisions. Without the written consent of the Stockholder Director, the Company covenants that it will not during the three (3) year period commencing on the date of this Agreement: (i) liquidate, dissolve or wind-up the affairs of the Company; (ii) amend, alter, or repeal any provision of the Company’s certificate of incorporation or bylaws in a manner that would adversely and disproportionately affect the Stockholders’ rights, preferences, privileges or protections in respect of their Class A Common Stock compared to the other holders of Class A Common Stock; (iii) enter into, amend or terminate any employment, severance, change of control, option or similar agreement with Sklar; (iv) excluding existing agreements and arrangements, and new agreements or arrangements entered into on arms’ length terms: enter into any transaction between the Company, on the one hand, or any director, shareholder officer or employee of the Company or any family member or affiliate of such director, shareholder officer or employee or their respective family members, on the other hand; or (v) issue any shares of the Company’s Class B Common Stock, par value $0.001 per share, or Preferred Stock, par value $0.001 per share, to Sklar or any family member or any Affiliate of Sklar or the Company.

5. Preemptive Rights

(a) “Exempt Issuances” means any capital stock of the Company and any securities of the Company convertible into, or exchangeable, or exercisable for, such capital stock, and warrants or other rights to acquire such capital stock (collectively, “Equity Securities”) issued in connection with:

(i) the conversion or exchange of any securities of the Company (including, without limitation, any convertible promissory note) or the exercise of any warrants or other rights to acquire Equity Securities, in each case, outstanding on the date of this Agreement or hereafter issued in accordance with this Section 5;

(ii) any acquisition by the Company of any equity interests, assets, properties, or business of any Person who is not an Affiliate on an arm’s-length basis;

(iii) any merger, consolidation, or other business combination involving the Company with a non-Affiliate (including, without limitation, additional Equity Securities to be issued in accordance with the terms of the definitive agreements relating to the Company’s acquisition of The AOS Group Inc.) on an arm’s-length basis;

(iv) the commencement of any initial public offering or any transaction or series of related transactions involving a sale of the Company or change of control transaction (whether by sale of equity, substantially all of the assets, merger or otherwise);

(v) a grant to any existing or prospective employees, officers, consultants, directors, managers or other service providers of the Company or any of its subsidiaries pursuant to incentive plans, Benefit Plans (as defined in the Merger Agreement), or other compensation plans or arrangements;

(vi) any stock split or any subdivision of stock, stock dividend or recapitalization of the Company;

(vii) any private placement of warrants to purchase capital stock to lenders or other institutional investors in any arm’s length transaction providing debt financing to the Company or any of its subsidiaries; and

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(viii) the Company’s active Regulation A offering as of the date hereof.

(b) Following the Closing, other than Exempt Issuances (to which this Section 5 shall not apply), during the three (3) year period commencing on the date of this Agreement the Company shall not authorize, issue, sell or grant, or cause to be authorized, issued, sold or granted, any new Equity Securities (“Additional Securities”) unless the Company first complies with this Section 5.

(c) In the event that the Company proposes to issue (a “Proposed Issuance”) any Additional Securities, the Company shall deliver a written notice at least ten (10) days prior to such Proposed Issuance (the “Preemptive Notice”) to each Company Major Holder holding (together with its Affiliates) in excess of 75% of the Shares received by such Stockholder and its Affiliates as consideration under the terms of the Merger Agreement (the “Preemptive Holders” and each a “Preemptive Holder”) (subject to proportionate adjustment in the event of any stock split, reverse stock split, or similar transaction) setting forth (i) the Additional Securities proposed to be issued, (ii) the period of time within which the Preemptive Right must be exercised under Section 5, which shall be no less than fifteen (15) business days from the date on which such Preemptive Holder received the Preemptive Notice (the “Acceptance Period”) and (iii) the price and the material terms and conditions of the Proposed Issuance. Subject to Section 5, each Preemptive Holder shall have the right (the “Preemptive Right”), exercisable as hereinafter provided, to participate in such issuance of Additional Securities by electing, in whole or in part, to purchase an amount of each class of such Additional Securities proposed to be issued equal up to the aggregate amount of such Additional Securities to be issued multiplied by a fraction (A) the numerator of which shall be the aggregate number of Shares owned by such Preemptive Holder determined on the date of such notice and on an as-converted, fully-exercised and fully-diluted basis and (B) the denominator of which shall be the total number of shares of Company common stock on such date on as-converted, fully-exercised and fully-diluted basis (including all Company common stock issuable upon the conversion or exercise of any outstanding Equity Securities as of such date, whether or not such Equity Securities are at the time exercisable or convertible), with each such purchase to be at the same price and on the same terms and conditions as the Proposed Issuance.

(d) The Preemptive Rights shall be exercisable by delivery of notice to such effect by an exercising Preemptive Holder to the Company within the Acceptance Period set forth in the Preemptive Notice. A Preemptive Holder’s failure to elect its Preemptive Right within the Acceptance Period shall be an irrevocable waiver of such Preemptive Holder’s right to exercise its Preemptive Right with respect to such Proposed Issuance. The closing of any purchase by a Preemptive Holder under this Section 5 shall be held at such time and place as the Company designates. At such closing, the participating Preemptive Holders shall deliver by wire transfer payment in full for such Additional Securities and all parties to the transaction shall execute such additional documents as are deemed reasonably necessary or appropriate by the Company. The Company shall be free to issue and sell such portion of the Additional Securities as have not been purchased by the Preemptive Holders pursuant to the exercise of their Preemptive Rights within the time periods set forth in Section 5(d) above only at the same (or a higher) price and on terms and conditions no less favorable to the Company to those set forth in the Preemptive Notice; provided, that (x) such issuance or sale is closed within 60 days after the expiration of the Acceptance Period (subject to the extension of such 60-day period for a reasonable time not to exceed 60 days to the extent reasonably necessary to obtain any Government Approvals). If such Additional Securities are not sold within such time period, then the Company shall not thereafter issue or sell any Additional Securities without first again offering such securities to the Members in accordance with the procedures set forth in this Section 5.

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(e) The Company, on the advice of its legal counsel, may limit or modify any offering or issuance to any Preemptive Holder pursuant to its Preemptive Right upon the written advice of its outside counsel that such limit or modification is expressly required for the Company to be in compliance with the Securities Act; provided that the Company shall not be required to register any such offering under the Securities Act or any other foreign, federal or state securities laws or effect any similar filing or registration, other than pursuant to the Registration Rights Agreement (as defined in the Merger Agreement).

(f) Notwithstanding any other provision in this Section 5, the Company may proceed with any issuance of Additional Securities prior to complying with the requirements of this Section 5 so long as promptly as practicable following the issuance or sale, and in any event not later than thirty (30) days thereafter, the Company provides a Preemptive Notice to each of the other Preemptive Holders and provides each other Preemptive Holder the right to purchase shares of the Additional Securities in an amount and for a purchase price and on other terms as set forth in this Section 5 and in a manner that gives effect in all material respects to such Preemptive Holder’s Preemptive Right hereunder.

6. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate automatically upon the three (3) year anniversary of the Closing (as such term is defined in the Merger Agreement); provided that this Agreement shall be subject to earlier automatic termination in the event any of the following events occur prior thereto (the earliest to occur of the three (3) year anniversary of the Closing and any of the following events, the “Termination Date”): (a) the common stock of the Company is uplisted to the Nasdaq Stock Market or the New York Stock Exchange from the OTC Market Group Inc., (b) the written consent of each of the parties hereto to terminate this Agreement, (c) in the event that Sklar owns less than 20% of the issued and outstanding common stock of the Company and is no longer Chief Executive Officer of the Company, or (d) the Company makes an assignment for the benefit of its creditors, commences any bankruptcy proceedings or other proceedings the nature of bankruptcy proceedings, or has commenced against it any bankruptcy proceedings or other proceedings the nature of bankruptcy proceedings that are not dismissed within sixty (60) days of such commencement; provided, however, that notwithstanding anything to the contrary herein, the terms of Section 3.1 shall survive for one (1) year following the Closing and the terms of Section 1, Section 3.2, this Section 6, Section 7 and Section 8 (other than Sections 8.1) shall expressly survive any such termination of this Agreement and be fully enforceable by the parties hereto in accordance with its terms from and after the Termination Date for the period specified in such Section.

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7. Release. In consideration of the covenants and agreements by the Company and each Stockholder in this Agreement and referenced in the Merger Agreement, including the registration of the Company’s Class A Common Stock payable thereunder, and as a condition to the Stockholder’s registration of the Stockholder’s portion of the Closing Merger Consideration (being paid in Company Class A Common Stock), if any, as of the Effective Time, the Stockholder, on behalf of himself, herself or itself and each of his, her or its Affiliates (as such term is defined in the Merger Agreement) (collectively, the “Releasor”), hereby fully and unconditionally releases, acquits and forever discharges the Company, Soylent and their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners or assignees (and any former, current, or future equityholder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) (collectively, the “Released Parties”) from any and all past, present and future manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or in equity, arising out of or relating to, based upon or accruing in each case solely from the Stockholder’s capacity as a holder of Soylent’s securities (or ownership or purported ownership thereof) at any time from the beginning of time up to and including the Effective Time (“Claims”); provided that nothing in this Section 7 shall restrict any Releasor (and the following clauses (a) through (e) shall be excluded from the foregoing release set forth in this Section 7) (a) from enforcing their respective rights under the Merger Agreement, this Voting Agreement, Registration Rights Agreement (as defined in the Merger Agreement) or any other certificate, document or instrument executed pursuant to the terms of the Merger Agreement and to which the Stockholder is a party or has any rights with respect thereto (including, without limitation, the Stockholder’s right to receive and to be paid the Closing Merger Consideration and any deferred or contingent consideration that is thereafter due it in accordance with the terms and conditions of the Merger Agreement, (b) from enforcing their respective rights arising from any matter, cause or event occurring after the later of (i) the Closing Date and (ii) such Stockholders’ receipt of the Closing Merger Consideration, (c) if such Person is an employee of Soylent, from enforcing such Person’s respective right to receive any accrued but unpaid benefits or unpaid salary, expense reimbursement or other employment related compensation accrued in the ordinary course of business prior to Closing, subject to the applicable terms of the Merger Agreement, (d) from enforcing their respective rights to indemnification, advancement or exculpation under Soylent’s governing documents, and (e) from enforcing any rights that do not result from, relate to or arise out of, or are not otherwise in connection with, the Stockholder’s capacity as a former holder of Soylent securities; provided, further, that nothing in this Section 7 shall be deemed to waive any claim or right that, under applicable law, cannot be waived; provided, further, that if the Stockholder is or has previously been a director or officer, or if any current or former officer or director of Soylent is or was a Releasor, the Stockholder is not releasing any rights to indemnification under any of Soylent’s governing documents or a standalone indemnification agreement between such Releasor and Soylent (or any directors’ and officers’ liability insurance policy maintained or tail with respect thereto obtained by Soylent in respect of the same). The Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Released Parties, based upon any matter purported to be released by the Releasor pursuant to this Section 7.

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7.1 The Stockholder hereby expressly (i) represents, warrants, acknowledges and agrees that the Stockholder has been fully advised by the Stockholder’s attorney of the contents of Section 1542 of the Civil Code of the State of California, and (ii) expressly waives the benefits thereof and any rights that the Stockholder may have thereunder. Section 1542 of the Civil Code of the State of California provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

7.2 The Stockholder understands that each of Company and Soylent has relied on each of the agreements set forth in this Voting Agreement in determining to enter into the Merger Agreement and the Registration Rights Agreement and consummate the transactions contemplated thereby, and the Stockholder expressly acknowledges and agrees that the execution of the Merger Agreement, the consummation of the transactions contemplated thereby and the delivery of the Closing Merger Consideration and any incremental amount of the Final Merger Consideration to which the Stockholder is or may become entitled pursuant to and in accordance with the terms of the Merger Agreement, together with any contingent portion, constitutes good and valid consideration for the agreements contained in this Voting Agreement and that this Voting Agreement shall be fully binding on and enforceable against the Stockholder by each of the Company and Soylent. The Released Parties are intended third-party beneficiaries of the releases contained in this Section 7 and such releases may be enforced by Company on behalf of each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.

8. Miscellaneous.

8.1 Transfers. Until the one year anniversary of the Closing, each transferee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognition of such transfer, each transferee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be a Stockholder. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 8.1. Each certificate, instrument, or book entry representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be notated by the Company with the legend set forth in Section 8.11. Any attempted transfer of Shares or any interest therein in violation of this Section 8 shall be null and void.

8.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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8.3 Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. In connection with any such dispute relating to this Agreement, the prevailing party will be entitled to see the recovery of attorneys’ fees and costs.

(b) Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any action or proceeding based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such actions or proceedings shall be heard and determined in such courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any action or proceeding based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in such courts, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address in Section 8.6 shall be effective service of process for any action or proceeding brought in any such court or in such other manner as may be permitted by law, will be valid and sufficient service thereof.

(c) To the extent not prohibited by applicable Law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement, including but not limited to any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

8.4 Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page, including any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g. www.docusign.com), to this Agreement by facsimile or by e-mail in “portable document format” shall be effective as delivery of a mutually executed counterpart to this Agreement.

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8.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.6 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx (or other nationally recognized overnight delivery service) or (iv) when e-mailed, addressed as follows:

if to the Company, to:

Starco Brands, Inc.

250 26th Street, Suite 200

Santa Monica, CA 90402

Attention: Sklar

Email: Ross@thestarcogroup.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

2029 Century Park East, Suite 2400

Los Angeles, CA 90067-3010

Attention: Will Chuchawat

Email: WChuchawat@proskauer.com

if to a Stockholder, to the address set forth on the signature page of such Stockholder.

8.7 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Company and the Stockholders holding a majority of the Shares then held by the Stockholders.

8.8 Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are in addition to and not in substitution for any other rights or remedies available at law or in equity or otherwise. Any waiver shall be valid only if set forth in a written instrument signed on behalf of the waiving party, but such single waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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8.9 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.10 Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

8.11 Restrictive Legend. Each certificate, instrument, or book entry representing any Shares issued after the date hereof shall be notated by the Company with a legend reading substantially as follows:

“The Shares REPRESENTED hereby are subject to a Voting Agreement, AS MAY BE AMENDED FROM TIME TO TIME (a copy of which may be obtained upon written request from the Company), and by accepting any interest in such Shares the person accepting such interest shall be deemed to agree to and shall become bound by all the provisions of that Voting Agreement, including certain restrictions on transfer and ownership set forth therein.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates, instruments, or book entry evidencing the Shares issued after the date hereof to be notated with the legend required by this Section 8.11, and it shall supply, free of charge, a copy of this Agreement to any holder of such Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates, instruments, or book entry evidencing the Shares to be notated with the legend required by this Section 8.11 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

8.12 Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement

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8.13 Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

8.14 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to carry out the intent of the parties hereunder.

8.15 Spousal Consent. If any individual Stockholder is married on the date of this Agreement and resides in a community property state, then such Stockholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit B hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s Shares that do not otherwise exist by operation of law or the agreement of the parties. If prior to the Termination Date any individual Stockholder marries or remarries subsequent to the date of this Agreement, and such Stockholder then resides in a community property state, then such Stockholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

8.16 Not In Connection With Employment. Each Stockholder acknowledges and agrees that: (a) this Agreement is not being entered into as a condition of or in connection with Stockholder’s employment or consulting relationship with the Company; (b) this Agreement is being entered into at the request of Sklar in his individual capacity as a stockholder of the Company, and is not being entered into at the request of the Company or the Company’s Chief Executive Officer or any member of the Board; and (c) Stockholder is entering into this Agreement with the express understanding that Stockholder is not being required to enter into this Agreement and that, if Stockholder had declined to enter into this Agreement, Stockholder would not suffer any negative employment or consulting relationship consequences.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

COMPANY:	STARCO BRANDS, INC.

	By:	/s/ Ross Sklar
	Name:	Ross Sklar
	Title:	Chief Executive Officer

Signature Page To Voting Agreement

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

/s/ Ross Sklar
Ross Sklar

Signature Page To Voting Agreement

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

STOCKHOLDER:	Hamilton Start, LLC

	By:	/s/ Demir Vangelov
	Name:	Demir Vangelov
	Title:	Managing Member

Signature Page To Voting Agreement

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

STOCKHOLDER:	AH PARALLEL FUND IV, L.P. for itself and as nominee for AH Parallel Fund IV-A, L.P., AH Parallel Fund IV-B, L.P., and AH Parallel Fund IV-Q, L.P.

By: AH Equity Partners IV (Parallel), L.L.C.

	By:	/s/ Scott Kupor
	Name:	Scott Kupor
	Title:	Managing Partner

Signature Page To Voting Agreement

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

STOCKHOLDER:	ANDREESSEN HOROWITZ FUND IV, L.P. for itself and as nominee for Andreessen Horowitz Fund IV-A, L.P., Andreessen Horowitz Fund IV-B, L.P., and Andreessen Horowitz Fund IV-Q, L.P.

By: AH Equity Partners IV. L.L.C.

	By:	/s/ Scott Kupor
	Name:	Scott Kupor
	Title:	Managing Partner

Signature Page To Voting Agreement

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

STOCKHOLDER:	a16z Seed-III, LLC (formerly known as AH Fund III Seed, L.L.C.)

	By:	/s/ Scott Kupor
	Name:	Scott Kupor
	Title:	Managing Partner

Signature Page To Voting Agreement

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

STOCKHOLDER:	The Production Board, LLC

	By:	/s/ David Friedberg
	Name:	David Friedberg

Signature Page To Voting Agreement

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

STOCKHOLDER:	GV 2016, L.P. By: GV 2016 GP, L.P., its General Partner By: GV 2016 GP, L.L.C., its General Partner

	By:	/s/ Inga Goldbard
	Name:	Inga Goldbard
	Title:	General Counsel

Signature Page To Voting Agreement

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

STOCKHOLDER:

/s/ Demir Vangelov
Demir Vangelov

Signature Page To Voting Agreement

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

STOCKHOLDER:

/s/ Robert Rhinehart
Robert Rhinehart

Signature Page To Voting Agreement

SCHEDULE A

STOCKHOLDERS

●	Hamilton Start, LLC

●	a16z Seed-III, LLC

●	AH Parallel Fund IV, L.P.

●	Andreessen Horowitz Fund IV, L.P.

●	GV 2016, L.P

●	The Production Board, LLC

●	Demir Vangelov

●	Robert Rhinehart